Ex-99.3 a)

   OFFICER'S CERTIFICATE PURSUANT TO SECTION 3.15 OF THE POOLING AND SERVICING
                     AGREEMENT DATED AS OF OCTOBER 1, 1998

               STRUCTURED ASSET MORTGAGE INVESTMENTS TRUST 1998-9
                       MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-9

I, Michael Patten, Senior Vice President of Bank of America Mortgage (formerly known as NationsBanc Mortgage Corporation), successor to National Mortgage Company (the "Servicer"), the Servicer in connection with Mortgage Pass-Through Certificates Series 1998-9, do hereby certify that (i) a review of the activities of the Servicer during the preceding calendar year and of its performance under this Agreement (the "Agreement") has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled in all material aspects its obligations under the Agreement throughout such year.

Certified on this 29th day of April 1999.



                                                  BANK OF AMERICA MORTGAGE


                                                  By: /s/ Michael Patten
                                                      -------------------------
                                                  Name:   Michael Patten
                                                  Title:  Senior Vice President




Ex-99.3 b)
May 17, 2000



Dlena Pratt
Norwest Bank
11000 Brokenland Parkway
Columbia, MD 21044

RE:      Officer's Certificate
Structured Assets Mortgage Investment
Pass Through Certificates
SAMI 1998-9

Dear Trustee:

The undersigned officer certifies the following for the 1999 calendar year.

(a) I have reviewed the activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest. No subservicer exists for 1998-9;

(b) I have confirmed that the Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

(c) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

(d) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) aNd Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

(e) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Norwest;

(f) All Custodial Accounts have been reconciled and are properly funded; and

(g) All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by:



/s/ Marc Hinkle
---------------
Officer


Director - Loan Servicing
-------------------------
Title

05/17/2000
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Date